Exhibit 10.30
AMENDMENT NO. 1
TO THE WALT DISNEY COMPANY
VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN
(EFFECTIVE SEPTEMBER 19, 2025)

WHEREAS, The Walt Disney Company (the “Company”) sponsors The Walt Disney Company Voluntary Non-Qualified Deferred Compensation Plan, effective January 1, 2015 (the “Plan,” with capitalized terms used herein without definition having the respective meanings set forth in the Plan);
WHEREAS, Section 8 of the Plan permits the Board or a duly authorized committee thereof to amend the Plan at any time; provided that no such action shall reduce the amounts credited to a Participant’s Deferral Account immediately prior to such action, or change the time, method or manner in which the Participant’s Deferral Account is then being distributed; and
WHEREAS, the Compensation Committee of the Board (the “Committee”) desires to amend the Plan for the following purposes:
•To eliminate off-cycle enrollments in the Plan; and
•To permit the Senior Executive Vice President & Chief Human Resources Officer to make (i) any non-material or administrative amendments to the Plan or (ii) any amendment to the Plan deemed required, authorized or desirable under applicable law.
NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows, effective as of September 19, 2025.
1.Section 3(b) of the Plan (“Deferral Election - Newly Eligible Participants”) is hereby deleted in its entirety and replaced with the following to preserve the numerical sequencing of the remaining provisions of the Plan:
“(b). Reserved.”
2.Section 8 of the Plan (“Amendment and Termination”') is hereby amended, effective as of the date set forth below, so that it now reads in its entirety as follows, with new language shown in bold:
“Section 8. Amendment and Termination
The Board or a duly authorized committee thereof may amend, modify, terminate or discontinue the Plan at any time; provided that no such action shall reduce the amounts credited to a Participant’s Deferral Account immediately prior to such action, or change the time, method or manner in which the Participant’s Deferral Account is then being distributed. No distribution shall be accelerated by reason of the termination of this Plan, unless and solely to the extent that such acceleration is permitted under Section 409A (including the provisions that would permit accelerated payment in connection with a change in control), Notwithstanding the foregoing, the Senior Executive Vice President & Chief Human Resources Officer or their duly authorized designee, acting singly, may at any time make (i) any non-material or administrative amendments to the Plan or (ii) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings.”
IN WITNESS WHEREOF, pursuant to the authority granted by the Committee, these amendments are executed by the undersigned this 19th day of September, 2025.

THE WALT DISNEY COMPANY

By:	/s/ Eric B. Chaisson
Eric B. Chaisson
Executive Vice President, Total Rewards & Human Resources Operations
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